EXHIBIT 99.1

SECOND CIRCUIT AFFIRMS DISTRICT COURT’S DISMISSAL OF
 PUTATIVE CLASS ACTION AGAINST MEDIS TECHNOLOGIES
AND ITS FORMER CEO

New York, NY, July 22, 2009 - Medis Technologies Ltd. (Nasdaq:MDTL) today announced that the United States Court of Appeals for the Second Circuit affirmed the Southern District of New York’s dismissal of the putative class action initiated against Medis and its former CEO, among others. Judge Paul A. Crotty of the Southern District of New York had dismissed the case captioned Medis Investor Group v. Medis Technologies Ltd. on August 18, 2008.

Medis had vigorously denied any allegations of wrongdoing, and is gratified by the Second Circuit’s decision.

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About Medis Technologies Ltd.
Medis Technologies Ltd. (Nasdaq: MDTL) (www.medistechnologies.com), headquartered in New York, is the first company in the world to market a personal and portable liquid fuel cell capable of providing electrical power to the mobile electronics marketplace. The Medis fuel cell features a patented, proprietary fuel formulation that utilizes borohydride to generate electricity upon activation; it is safe, clean, silent, and recyclable. First generation products include the Medis 24-7 Power Pack; 24-7 Xtreme Portable Power Solution; and the Medis Fuel Cell Power Emergency Kit.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.In some cases you can identify those so-called “forward looking statements” by words such as “may,” “will,” “should,” “expects,” plans,” “targets,” “believes,” “anticipates,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. These forward looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company’s filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

Contact:
Omer Masud
Medis Technologies
omerm@medistechnologies.com
212-935-8484